Exhibit 99.1

CONTACT INFORMATION

Investor Relations
Contact:	Blair A. (Andy) Rieth, Jr., Vice President, Investor Relations
Phone:	812-931-2199
Email:	andy.rieth@hill-rom.com

Media
Contact:	Larry Baumann, Executive Director, Corporate Communications
Phone:	312-819-7248
Email:	larry.baumann@hill-rom.com

HILL-ROM REPORTS FISCAL FOURTH QUARTER
AND FULL-YEAR RESULTS;
ANNOUNCES FISCAL 2014 FINANCIAL OUTLOOK

•	Fourth quarter revenue of $438 million grew 1 percent versus prior year
•	Adjusted diluted earnings per share for the fourth quarter increased 16 percent to $0.65 compared to $0.56 in the prior year
•	Reported diluted earnings per share for the fourth quarter decreased 6 percent to $0.59 compared to $0.63 in the prior year
•	Operating cash flow for the full year of $263 million increased from $262 million in the prior year
•
Financial guidance: Going forward, adjusted earnings per diluted share will exclude intangible amortization expense associated with prior business acquisitions.  Accordingly, adjusted earnings per diluted share for 2014 are expected to be $2.43 to $2.51, which excludes approximately $0.31 of acquisition-related intangible amortization expense; Full year reported revenue is expected to increase approximately 1 percent on a constant currency basis

BATESVILLE, Ind., October 23, 2013 /PRNewswire/ -- Hill-Rom Holdings, Inc. (NYSE: HRC) announced financial results for its fiscal fourth quarter ended September 30, 2013 and provided its 2014 financial outlook.  Adjusted earnings per diluted share of $0.65 exceeded the Company’s guidance and increased 16 percent from $0.56 in the prior year.  Reported earnings per diluted share decreased to $0.59 from $0.63 in the prior year.   Adjustments to reported earnings and EBITDA are detailed in the reconciliation schedules provided.

Hill-Rom’s quarterly revenue was $438 million, a 1 percent increase compared to last year on both a reported and constant currency basis.  Excluding the impact of Aspen, revenue was essentially flat compared to the prior period.  Domestic revenue was $289 million, up 1 percent, while revenue outside the United States increased 2 percent to $149 million.

For the full year, revenue was $1,716 million compared to $1,634 million for the prior year, an increase of 5 percent on both a reported and constant currency basis.  Adjusted earnings per diluted share for fiscal 2013 were $2.09 compared to $2.24 in 2012, a decrease of 7 percent.  Reported earnings per diluted share for the full year were $1.74 compared to $1.94 for the prior year.

Management Comments

“We are pleased to end our fiscal year with strong results.  Delivering adjusted earnings ahead of our guidance for the quarter and another strong year of operating cash flow reflects our disciplined focus on operational improvement and effective cash management,” stated John Greisch, President and CEO.  “Although pleased with our strong fourth quarter results, we continue to see uneven capital order trends, particularly in our North America business. Accordingly, we remain cautious as we move into 2014, where we expect to continue to have quarterly fluctuations in capital revenue.”

Financial and Operational Highlights

-- Fourth quarter revenue highlights include:

-- North America.  North America revenue declined 2 percent to $245 million.  Capital revenue increased 1 percent with U.S. Patient Support Systems revenue flat versus the prior year and up 6 percent sequentially.  Rental revenue declined 8 percent.

-- International.  International segment revenue increased 2 percent to $129 million (flat on a constant currency basis) primarily due to stronger European sales.  Capital revenue increased 2 percent while rental revenue increased 3 percent.

-- Surgical/Respiratory Care.  Surgical/Respiratory Care revenue increased 15 percent to $64 million, due to the addition of the Aspen business.  Excluding Aspen, segment revenue increased 7 percent on higher Allen Medical and Respiratory Care revenue.

-- Full year operating cash flow was $263 million, compared to $262 million in the prior year.

-- Full year adjusted EBITDA was $305 million, compared to $324 million in the prior year.

-- Share repurchases for the twelve months ended September 30 amounted to approximately $94 million.

-- During the quarter, the Company launched the Progressa™ bed system for the intensive care unit.  The Progressa bed system has features that help support early mobility and is intended to be used to treat or prevent pulmonary or other complications associated with immobility.  Progressa has now been introduced into most major global markets, including the U.S.

Please see the attached schedules for additional information, including condensed financial information, summary balance sheet, cash flow statement and reconciliations of GAAP to adjusted financial measures.

For a more complete review of Hill-Rom’s results, please refer to our Annual Report on Form 10-K for the year ended September 30, 2013 to be filed in November.

Financial Guidance Summary

Beginning in fiscal year 2014, we will revise our definition of adjusted earnings per diluted share (a non-GAAP measure) to exclude intangible amortization expense associated with prior business acquisitions.  The revised definition is made to allow investors to better evaluate and understand both positive and negative operating trends excluding the non-cash impact of acquired intangible amortization on operating income, earnings per share and other measures that have historically included this expense.  The Company will apply this same methodology to certain non-GAAP measures such as “adjusted earnings”, “adjusted earnings per share” and all other adjusted measures that previously have included intangible amortization expense associated with prior business acquisitions, in order to provide investors greater transparency to the information used by management for its financial and operational decision-making.

Revenue:  Hill-Rom expects full year 2014 revenue growth of approximately 1 percent and first quarter revenue to decline approximately 5 to 6 percent (constant currency).

Adjusted Earnings per Diluted Share:  Full year adjusted earnings per diluted share are expected to be $2.43 to $2.51, which exclude approximately $0.31 of acquisition-related intangible amortization expense.   For comparison, full year 2013 adjusted earnings per diluted share, excluding $0.29 of acquisition-related intangible amortization expense, would have been $2.38.

First quarter adjusted earnings per diluted share are expected to be $0.50 to $0.52, which exclude approximately $0.08 of acquisition-related intangible amortization expense.  For comparison, first quarter 2013 adjusted earnings per diluted share, excluding $0.08 of acquisition-related intangible amortization expense, would have been $0.54.

Cash Flow:  Cash flow from operations for the full year is expected to be approximately $260 to $270 million.

Adjusted EBITDA:  Adjusted EBITDA for the full year is expected to be approximately $305 to $310 million.

Additional assumptions and discussion will be provided during the Company’s conference call to be held tomorrow morning.  Information to access the webcast is provided below.

Discussion of Adjusted Financial Measures

Hill-Rom Holdings, Inc. routinely provides earnings per share results and guidance on an adjusted basis because the Company’s management believes that the presentation provides useful information to investors.  In addition, we are providing adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) for the same reason.  These measures exclude strategic developments, special charges or other unusual events.  Such items may be highly variable, difficult to predict and of a size that sometimes have substantial impact on the Company's reported operations for a period. Often, prospective quantification of such items is not feasible.

The Company also excludes expenses associated with the amortization of intangible assets associated with prior business acquisitions.  This adjustment is made to allow investors to evaluate and understand operating trends excluding the non-cash impact of acquired intangible amortization on operating income, earnings per share and other measures that have historically included this expense.

Management uses these measures internally for planning, forecasting and evaluating the performance of the business. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliations of GAAP measures to adjusted measures appear in the financial tables of this release.

Conference Call Webcast and Dial-in Information

As previously announced, the Company will host a conference call and webcast tomorrow morning on Thursday, October 24, 2013, at 8:00 a.m. ET.

Webcast: To join the live webcast with audio, go to http://ir.hill-rom.com/events.cfm or http://ir.hill-rom.com/eventdetail.cfm?eventid=134985. The webcast slide deck will be posted to the Hill-Rom website prior to the webcast.

Conference Call Audio Only Dial-in information: To join the live conference call, dial 877-304-8969 domestic callers / 631-291-4543 international callers.  The following Confirmation Code is required for both: 70970963. Callers will need to provide their name, company affiliation and telephone number to the conference operator.  A recording of the webcast/call audio will be available for telephone replay through October 30, 2013, domestically at 855-859-2056 and internationally at 404-537-3406. For the replay, callers will need to use confirmation code 70970963. If you are unable to listen to the live webcast or the telephone replay, the webcast will be archived at http://ir.hill-rom.com/events.cfm.

About Hill-Rom Holdings, Inc.

Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, safe mobility and handling solutions, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals, surgical products and information technology solutions.  Hill-Rom’s comprehensive product and service offerings are used by health care providers across the health care continuum and around the world in hospitals, extended care facilities and home care settings to enhance the safety and quality of patient care.

Hill-Rom…enhancing outcomes for patients and their caregivers.

www.hill-rom.com

Disclosure Regarding Forward Looking Statements

Certain statements herein contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. For a more in depth discussion of factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s previously filed most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or revise any forward-looking statements.

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Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Dollars in millions except per share data)

	Quarter Ended September 30		Year Ended September 30

	2013	2012	2013	2012
Net revenues
Capital sales	$342.5	$330.1	$1,308.3	$1,198.2
Rental revenues	95.4	101.5	407.9	436.1
Total revenues	437.9	431.6	1,716.2	1,634.3
Cost of revenues
Cost of goods sold	189.7	185.3	747.8	690.4
Rental expenses	45.5	45.2	188.1	189.2
Total cost of revenues	235.2	230.5	935.9	879.6
Gross profit
Capital	152.8	144.8	560.5	507.8
Rental	49.9	56.3	219.8	246.9
Total gross profit	202.7	201.1	780.3	754.7
As a percentage of sales	46.3%	46.6%	45.5%	46.2%

Research and development expenses	18.0	18.7	70.2	66.9
Selling and administrative expenses	134.6	130.1	549.5	496.4
Impairment of other intangibles	-	-	-	8.0
Litigation (credit) charge	-	(3.6)	-	(3.6)
Special charges	2.0	8.5	5.7	18.2

Operating profit	48.1	47.4	154.9	168.8

Other income/(expense), net	(3.3)	(2.5)	(10.9)	(5.3)

Income tax expense	9.5	5.7	39.0	42.7

Net income	$35.3	$39.2	$105.0	$120.8

Diluted earnings per share	$0.59	$0.63	$1.74	$1.94

Average common shares outstanding - diluted (thousands)	59,314	62,318	60,250	62,361

Dividends per common share	$0.1375	$0.1250	$0.5250	$0.4875

Non-GAAP Financial Disclosures and Reconciliations

While Hill-Rom reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. Hill-Rom uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hill-Rom Holdings, Inc. and Subsidiaries
Revenues - Constant Currency
(Dollars in millions)

	Quarter Ended September 30
	2013	Foreign Exchange	2013	2012	Constant Currency
	As Reported	Impact	Adjusted	As Reported	Change

Capital sales	$342.5	$2.3	$340.2	$330.1	3.1%
Rental revenues	95.4	0.5	94.9	101.5	-6.5%
Total	$437.9	$2.8	$435.1	$431.6	0.8%

North America	$245.0	$(0.4)	$245.4	$249.7	-1.7%
Surgical and Respiratory Care	63.7	(0.2)	63.9	55.6	14.9%
International	129.2	3.4	125.8	126.3	-0.4%
Total	$437.9	$2.8	$435.1	$431.6	0.8%

	Year Ended September 30
	2013	Foreign Exchange	2013	2012	Constant Currency
	As Reported	Impact	Adjusted	As Reported	Change

Capital sales	$1,308.3	$1.7	$1,306.6	$1,198.2	9.0%
Rental revenues	407.9	0.3	407.6	436.1	-6.5%
Total	$1,716.2	$2.0	$1,714.2	$1,634.3	4.9%

North America	$958.3	$(0.5)	$958.8	$998.2	-3.9%
Surgical and Respiratory Care	245.8	(0.3)	246.1	153.2	60.6%
International	512.1	2.8	509.3	482.9	5.5%
Total	$1,716.2	$2.0	$1,714.2	$1,634.3	4.9%

Hill-Rom Holdings, Inc. and Subsidiaries
Reconciliation: Earnings Per Share
(Dollars in millions except per share data)

	Quarter Ended September 30, 2013			Quarter Ended September 30, 2012

	Income Before Income Taxes	Income Tax Expense	Diluted EPS*	Income Before Income Taxes	Income Tax Expense	Diluted EPS

GAAP Earnings	$44.8	$9.5	$0.59	$44.9	$5.7	$0.63
Adjustments:
Acquisition and integration costs	1.9	0.6	0.02	6.2	1.4	0.08
FDA remediation expenses	2.0	0.8	0.02	-	-	-
Litigation charge (credit)	-	-	-	(3.6)	(1.3)	(0.04)
Special charges	2.0	0.6	0.02	8.5	3.2	0.09
Vendor product recall	-	-	-	(1.7)	(0.6)	(0.02)
International tax reorganization and recognition of
previously unrecognized tax attributes	-	0.8	(0.01)	-	11.0	(0.18)
Adjusted Earnings	$50.7	$12.3	$0.65	$54.3	$19.4	$0.56

	Year Ended September 30, 2013			Year Ended September 30, 2012

	Income Before Income Taxes	Income Tax Expense	Diluted EPS	Income Before Income Taxes	Income Tax Expense	Diluted EPS*

GAAP Earnings	$144.0	$39.0	$1.74	$163.5	$42.7	$1.94
Adjustments:
Acquisition and integration costs	8.8	2.9	0.10	11.7	2.9	0.14
Field corrective actions	12.2	4.0	0.14	16.0	5.9	0.16
FDA remediation expenses	6.1	2.3	0.06	-	-	-
Litigation charge (credit)	0.5	0.5	-	(3.6)	(1.3)	(0.04)
Special charges	5.7	1.8	0.06	18.2	6.8	0.18
Impairment of other intangibles	-	-	-	8.0	2.1	0.09
Vendor product recall	-	-	-	(6.5)	(2.5)	(0.06)
International tax reorganization and recognition of
previously unrecognized tax attributes	-	0.8	(0.01)	-	11.0	(0.18)
Adjusted Earnings	$177.3	$51.3	$2.09	$207.3	$67.6	$2.24

* Does not add due to rounding.

	Reconciliation: Adjusted EBITDA
	(Dollars in millions)

	Quarter Ended September 30		Year Ended September 30
	2013	2012	2013	2012

Adjusted Earnings	$50.7	$54.3	$177.3	$207.3
Add back:
Other expense	3.3	2.5	10.9	5.3
Depreciation and amortization	28.0	31.0	116.8	111.7
Adjusted EBITDA	$82.0	$87.8	$305.0	$324.3

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in millions)

	September 30, 2013	September 30, 2012
Assets
Current Assets
Cash and cash equivalents	$127.4	$84.3
Trade accounts receivable, net of allowances	361.8	392.6
Inventories, net	118.3	126.9
Other current assets	80.5	78.0
Total current assets	688.0	681.8

Property, plant and equipment, net	234.3	250.1
Goodwill	342.8	335.2
Other assets	321.7	360.5

Total Assets	$1,586.8	$1,627.6

Liabilities
Current Liabilities
Trade accounts payable	$80.8	$80.7
Short-term borrowings	81.2	115.2
Other current liabilities	183.4	182.2
Total current liabilities	345.4	378.1

Long-term debt	225.8	237.5
Other long-term liabilities	156.9	199.4

Total Liabilities	728.1	815.0

Shareholders' Equity	858.7	812.6

Total Liabilities and Shareholders' Equity	$1,586.8	$1,627.6

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	Year Ended September 30

	2013	2012
Operating Activities
Net income	$105.0	$120.8
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation	71.2	73.9
Amortization	45.6	37.8
Provision for deferred income taxes	(14.8)	(32.3)
Loss on disposal of property, equipment leased to others,
intangible assets and impairments	1.5	8.1
Stock compensation	13.5	11.6
Excess tax benefits from employee stock plans	(0.3)	(1.3)
Change in working capital excluding cash, current investments, current debt and acquisitions and dispositions:
Trade accounts receivable	30.8	20.1
Inventories	8.4	4.4
Other current assets	(6.5)	20.9
Trade accounts payable	0.1	0.3
Accrued expenses and other liabilities	(0.2)	(6.1)
Other, net	8.9	3.5
Net cash provided by operating activities	263.2	261.7

Investing Activities
Capital expenditures and purchase of intangibles	(65.3)	(77.8)
Proceeds on sale of property and equipment leased to others	5.9	10.6
Payment for acquisition of businesses, net of cash acquired	0.8	(476.8)
Proceeds on investment sales and maturities	-	4.5
Net cash used in investing activities	(58.6)	(539.5)

Financing Activities
Net change in short-term debt	-	(7.8)
Net change in revolver	(35.0)	60.0
Proceeds from long-term debt	-	200.0
Payment of long-term debt	(10.1)	(50.0)
Debt issuance costs	-	(2.6)
Purchase of noncontrolling interest	(1.6)	(1.6)
Payment of cash dividends	(31.2)	(30.1)
Proceeds on exercise of options	7.6	7.7
Proceeds from stock issuance	2.5	2.9
Excess tax benefits from employee stock plans	0.3	1.3
Treasury stock acquired	(94.0)	(44.2)
Net cash (used in) provided by financing activities	(161.5)	135.6

Effect of exchange rate changes on cash	-	1.9

Net Cash Flows	43.1	(140.3)

Cash and Cash Equivalents:
At beginning of period	84.3	224.6
At end of period	$127.4	$84.3